LEGAL PROCEEDINGS
Since February 2004,
Federated and related
entities (collectively, "Federated")
 have been named as
defendants in several lawsuits
that are now pending in the
United States District Court
for the Western
District of Pennsylvania. These
lawsuits have been consolidated
into a single action alleging
excessive
advisory fees involving one of
the Federated-sponsored mutual
funds ("Funds").
       Federated and its counsel
have been defending this litigation.
Additional lawsuits based upon
similar allegations may be filed
in the future. The potential impact
 of these lawsuits, all of which seek
monetary damages, attorneys' fees
and expenses, and future potential
similar suits is uncertain. Although
we do not believe that these lawsuits
will have a material adverse effect
on the Funds, there can be no
assurance that these suits, ongoing
adverse publicity and/or other developments resulting from the allegations in these matters will not result in increased redemptions, or reduced sales, of shares of the Funds or other adverse consequences for the Funds.